Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-216691

333-216691-01

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated March 8, 2018)

POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

POWERSHARES DB SILVER FUND

35,800,000 Common Units of Beneficial Interest

This Prospectus Supplement No. 1 (“Supplement No. 1”) supplements and amends the Prospectus dated March 8, 2018 (the “Prospectus”).

Effective on or about June 4, 2018, the name of the Fund’s managing owner, the name of the trust under which the Fund is a series, and the name of the Fund will change. Accordingly, on or about June 4, 2018, all references in the Prospectus to the name of the managing owner, trust and Fund are deleted and replaced as follows:

Current Name of Managing Owner	New Name of Managing Owner
Invesco PowerShares Capital Management LLC	Invesco Capital Management LLC

Current Name of Trust	New Name of Trust
PowerShares DB Multi-Sector Commodity Trust	Invesco DB Multi-Sector Commodity Trust

Current Fund Name	New Fund Name
PowerShares DB Silver Fund	Invesco DB Silver Fund

These name changes will not result in any change to the Fund’s investment objective or strategy.

Supplement No. 1 should be read together with the Prospectus.

Shares of the PowerShares DB Silver Fund are listed on NYSE Arca, Inc. under the symbol “DBS.”

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 14 of the Prospectus.

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 1 is April 27, 2018.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

P-DBS-PRO-1-SUP-1